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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant                       [ ]
Filed by a Party other than the Registrant    [X]

check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ]   Definitive Proxy Statement
[X]   Definitive Additional Materials
[ ]   Soliciting Material Under Rule 14a-12

                                              [ ]  Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e) (2)

                            COMPUTER HORIZONS CORP.
               --------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                    AQUENT LLC, AQUENT INC., JOHN H. CHUANG,
                      STEVEN M. KAPNER AND MIA M. WENJEN
   --------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11

     1.   Title of each class of securities to which transaction applies:

     2.   Aggregate number of securities to which transaction applies:

     3. Per unit price on other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined

     4.   Proposed maximum aggregate value of transaction:

     5.   Total fee paid:

     [ ]  Fee paid previously with preliminary material




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                                [AQUENT LOGO]

                              711 BOYLSTON STREET
                                BOSTON, MA 02116

                                                                     May 8, 2003

DEAR FELLOW SHAREHOLDER OF COMPUTER HORIZONS CORP.:

             ISS, THE COUNTRY'S LEADING INDEPENDENT PROXY ADVISOR,
             RECOMMENDS THAT SHAREHOLDERS VOTE THE GOLD PROXY CARD:
         (1) ELECT TWO INDEPENDENT NOMINEES TO THE COMPANY'S BOARD AND
          (2) ENHANCE SHAREHOLDERS' ABILITY TO CALL A SPECIAL MEETING

    With the shareholder vote just days away, we wanted to provide you with some additional important information. This week, after meeting with both Aquent and Computer Horizons, and hearing all the arguments advanced by both companies, Institutional Shareholder Services (ISS) recommended that Computer Horizons shareholders vote for the election of our two new independent and highly-qualified director nominees to Computer Horizons' Board of Directors. ISS also recommended that shareholders vote for Aquent's proposed by-law amendment. ISS is widely recognized as the leading independent proxy advisory firm in the nation. Its recommendations are relied upon by hundreds of major institutional investment firms, mutual funds, and other fiduciaries throughout the country.

           ISS RECOMMENDS: SIGN, DATE AND RETURN ONLY THE GOLD PROXY
                  CARD; DO NOT VOTE ANY WHITE MANAGEMENT CARD

    In reaching its decision to recommend that Computer Horizons' shareholders vote FOR the two independent director nominees and FOR Aquent's proposed by-law amendment, ISS noted in its May 6, 2003 report that:

    'GIVEN THE COMPANY'S POOR PERFORMANCE AND SOME EGREGIOUS CORPORATE GOVERNANCE PRACTICES SUCH AS THE RECENT [OPTION] REPRICING AND [FORMER CEO JOHN] CASSESE'S SEPARATION AGREEMENT, ISS RECOMMENDS IN FAVOR OF THE DISSIDENT'S NOMINEES. Since the dissident is not seeking board control, the risk of management turnover and disruption of company's operations is relatively low. In addition, approval of the Aquent transaction would still require board approval and supermajority shareholder approval. THE TWO NEW NOMINEES MAY BRING A FRESH PERSPECTIVE AND ENSURE THAT THE BOARD EXPLORES ALL AVENUES FOR VALUE MAXIMIZATION AND TIGHTEN SCRUTINY ON CORPORATE GOVERNANCE.'
          (emphasis supplied; permission to include neither sought nor obtained)





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    The two independent individuals Aquent has nominated as directors, Robert A.
Trevisani and Karl L. Meyer, are independent of both Aquent and Computer Horizons. Both are experienced as public company directors, both are familiar with merger and acquisition transactions, and both are fully committed to acting in the best interest of shareholders in accordance with their fiduciary duties. We believe that the election of these new members to the Computer Horizons Board will help guide the Board to fulfill its fiduciary duty of maximizing shareholder value by exploring all avenues open to the Board and its advisors.

    Regarding the proposed by-law amendment, ISS said in its report that:

    `WE SUPPORT THE DISSIDENT'S PROPOSED BYLAW AMENDMENT TO REDUCE THE THRESHOLD TO CALL SPECIAL MEETING TO 10 PERCENT FROM 25 PERCENT. The ability to call a special meeting is one that should be cherished by shareholders but one that could also be abused. It is important that the percent of shareholders required to call such a meeting be high enough to indicate real shareholder interest in the proposal. The majority of shareholders would not want to pay the expense of superfluous shareholder meetings for frivolous reasons. It is also worth noting that no existing shareholder passes the ten percent threshold. THEREFORE, THE TEN PERCENT THRESHOLD APPEARS TO BE A REASONABLE LEVEL, ESPECIALLY GIVEN THE COMBINATION OF ANTI-TAKEOVER PROVISIONS THAT THE COMPANY HAS IN PLACE.'

    We believe that the proposed by-law amendment will afford shareholders the opportunity to hold Computer Horizons' Board accountable for its actions at any time during the year, not just once a year at the annual meeting. Prior to our efforts to solicit proxies for the upcoming annual meeting, only management or the holders of 50% or more of Computer Horizons' outstanding stock could call a special meeting. Although the Board has said they have unilaterally reduced the threshold to 25%, under their bylaws and New York state law, they might just increase it again after the annual meeting. If this threshold is changed by shareholders, the Board would need to stick with it. WE BELIEVE THAT THE COMPUTER HORIZONS BOARD HAS DEMONSTRATED THAT THEY WILL ONLY ACT TO PROTECT SHAREHOLDER INTERESTS WHEN PRESSURED TO DO SO.

                  ASK YOURSELF: HAVE COMPUTER HORIZONS' BOARD
                       AND MANAGEMENT EARNED YOUR TRUST?

    Computer Horizons' Board and management have asked you to continue to trust them to deliver value to shareholders, even though the Company has a record of poor performance relative to its peer group, has incurred net losses of $109 million over the past three years, and continues to engage in questionable corporate governance practices. Management is essentially asking you to place more trust in them than they do in themselves: after all, if the Company's stock price suffers, all they need to do is reprice their options again, a remedy other shareholders simply don't have. ISS explained: 'Repricing may also signal investors that management has little confidence in the outlook of the company.'




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    The Company has done a lot of talking lately. Let's examine their efforts to earn your trust:

     The Company said it received 'high marks on its corporate governance practices from ISS.' In reality, they didn't tell you that on May 6, 2003, ISS described the Company's separation agreement with John Cassese that will pay him $3.5 million in cash plus certain health and insurance benefits that the company has yet to fully disclose as an 'egregious corporate governance practice.'

     The Company said at the time of Cassese's indictment that he had taken a leave of absence to 'devote his full time and effort to the matter.' In reality, as the Company later disclosed in its proxy statement, Cassese had been receiving 50% pay and, as the Company later admitted in response to shareholder questions, 'the reality' is that he had been working 'half time.'

     The Company said they repriced their options to motivate the 'best people' at the Company. John Cassese, then CEO, described this repricing as 'fair', and William Murphy, then CFO, called it 'successful'. In reality, a significant portion of the repriced options, to be issued in August 2003, were committed to those two individuals.

     The Company has said it is possible that an employee would not receive repriced options if the Company were acquired before August 2003. In reality, is Mr. Murphy concerned about not getting his repriced options if our proposed cash merger goes forward?

     The Company said their 'high-margin' Chimes subsidiary is 'just beginning to reap the benefit of the years and dollars spent in development.' In reality, Chimes growth has ground to a halt, with revenues flat sequentially. Allegedly 'high-margin' Chimes is on pace to lose $7.6 million a year, or $.25 per share, based on first quarter 2003 results.

     The Company says their 'strategic plan is working' and they are on the 'cusp of profitability' with profitability in Chimes 'imminent'. In reality, this is what they have been telling you about Chimes in each of the past five earnings calls, only to delay the projected timeframe in each subsequent earnings call.

     The Company is deflecting responsibility for their poor stock performance, blaming it instead on the 'market.' In reality, the Company's stock declined by over 20% following the announcement of their new strategy on February 26, 2003. During the interval between February 26 and April 11, the last trading day prior to the announcement of Aquent's proposal, each of the NASDAQ, Standard & Poor's 500 and Dow Jones Industrial Average Indices rose at least 5%.




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     The Company similarly dodges responsibility for their dismal operating performance, blaming it on an 'industry-wide phenomenon.' In reality, Computer Horizons' sales decline in their core business sequentially (fourth quarter 2002 to first quarter 2003) was worse than that reported by any of their peers.

               SHAREHOLDERS NEED A BOARD THAT WILL DELIVER VALUE
                           IN THE PRESENT ENVIRONMENT

    Computer Horizons' Board and management base their rejection of a $5.00 per share cash merger proposal in part on a comparison to their stock price from over three years ago. Since the Company last saw a $25 stock price the Y2K boom ended and the dotcom bubble burst. Over the same period, this management team's efforts have resulted in Computer Horizons' revenues falling by half and the loss of $109 million, wiping out all the profits they had earned since 1995. Their nostalgia for Internet valuations would be humorous if it weren't preventing them from serious consideration of a proposal in the current environment. SHAREHOLDERS NEED A BOARD THAT IS FOCUSED ON THE PRESENT, NOT LIVING IN THE PAST.

             MANAGEMENT IS SHIFTING DECK CHAIRS ON A SINKING SHIP;
                          DON'T LET THEM DRAG YOU DOWN

    The Company's message to shareholders appears to me to be: Stick with us because a rising tide lifts all boats, and our stock price is so low already it couldn't possibly go any lower. Shareholders have told me they have two responses for management: First, a bet on Computer Horizons isn't a bet on an IT rebound; it's a bet on how Computer Horizons management will spend shareholder cash. I say, if a shareholder wants to bet on an IT rebound, take the 67% premium and invest in a basket of IT stocks that don't have a history of dismal performance and egregious corporate governance actions. Second, shareholders recognize that past performance of this stock indicates it absolutely could go lower. Remember, prior to our public announcement this stock was averaging $2.96 per share, reflecting cash of $2.61 per share and $.35 per share for the rest of the business. Management has said they intend to spend $20 - 50 million of shareholder money to acquire a company in the Federal IT space, which they say may be the first of a number of acquisitions. If they do this, and these acquisitions are anything like their previous acquisitions -- which resulted in significant losses and writedowns -- what's to stop Computer Horizons from becoming a penny stock?

    The Company is asking you to support the same management that has been in place since 1997 and has overseen the Company's plummeting stock price and has refused to consider premium proposals that would maximize shareholder value. As ISS noted:

    'After Mr. Cassese's resignation in March 2003, Bill Murphy, at the time the company's CFO and executive vice-president was appointed as CEO and Thomas Berry was appointed as chairman. THE CHANGE IN MANAGEMENT DID NOT APPEAR TO TRIGGER SIGNIFICANT CHANGES IN STRATEGY.'




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    We are encouraged by what we are hearing in our meetings with shareholders.
They are supportive of our call for greater Board accountability and independence. They are critical of the current Board and management and their inability to articulate a sound strategy to increase shareholder value. And they have told us that the Board's actions regarding John Cassese are deplorable and inexcusable. We're glad that we can provide shareholders with an opportunity to make their voices heard and to hold the Board and management accountable.

    The Company purports to know a lot about Aquent. In reality, they haven't even talked to us. We've been having great conversations with fellow shareholders, and would welcome the opportunity to talk to more shareholders directly. Call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 and tell them you want to talk to Aquent management. We will call you back.

          TELL COMPUTER HORIZONS' BOARD YOU WANT TO DECIDE THE FUTURE
               OF YOUR INVESTMENT -- AFTER ALL, IT'S YOUR COMPANY

    Our director nominees and our proposed by-law amendment provide a means by which shareholders can exercise a greater say in determining what happens to their investment in Computer Horizons. Any potential transaction -- whether it's our proposed $5 cash merger or something else -- would have to be approved by the Board and by you, the shareholders. THE COMPANY'S BOARD AND MANAGEMENT ARE ASKING YOU TO TRUST THEM TO MAKE THE DECISION FOR YOU.

    By voting the GOLD proxy card, Computer Horizons shareholders now have a unique opportunity to send a message to their Board that cannot be ignored.

    KEEP YOUR BOARD ACCOUNTABLE -- VOTE FOR THE ELECTION OF AQUENT'S INDEPENDENT DIRECTOR NOMINEES AND VOTE FOR THE PROPOSED BY-LAW AMENDMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD TODAY.

     VOTE GOLD ... if you want your Board to suitably consider Aquent's $151 million, or $5.00 per share premium cash merger or any other reasonable proposal

     VOTE GOLD ... to elect directors who will listen to the shareholders -- the true owners of the Company

     VOTE GOLD ... to elect directors who will fulfill their obligations to maximize shareholder value

     VOTE GOLD ... to hold your Board accountable year-round and not just once a year

     VOTE GOLD ... if you are frustrated by continued poor performance

     VOTE GOLD ... if you object to questionable corporate governance actions, including egregious payments to a former executive and repricing of options, including those held by management




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    WE URGE YOU: DO NOT RETURN THE WHITE PROXY CARD SOLICITED BY COMPUTER
HORIZONS' BOARD AND MANAGEMENT, EVEN TO VOTE AGAINST THEIR SLATE. IF YOU HAVE PREVIOUSLY RETURNED A WHITE PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. ONLY YOUR LATEST DATED PROXY COUNTS. SIGN, DATE AND RETURN THE GOLD CARD TODAY.

    Thank you for your consideration and support. If you have any questions or need any assistance voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

                                           On behalf of Aquent LLC,

                                           Sincerely,

                                           John Chuang

                                           John Chuang
                                           Chairman and Chief Executive Officer

IN CONNECTION WITH COMPUTER HORIZONS' UPCOMING ANNUAL MEETING, AQUENT HAS FILED A PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND MAILED IT TO SHAREHOLDERS. COMPUTER HORIZONS SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. SHAREHOLDERS MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT AND OTHER MATERIAL (WHEN AVAILABLE) AND ANY OTHER DOCUMENTS THAT MAY BE FILED BY AQUENT WITH THE SEC IN CONNECTION WITH THE ANNUAL MEETING AT THE SEC'S WEB SITE AT WWW.SEC.GOV. COMPUTER HORIZONS SHAREHOLDERS MAY ALSO OBTAIN FREE COPIES OF THE PROXY STATEMENT AND OTHER DOCUMENTS FILED BY AQUENT IN CONNECTION WITH THE ANNUAL MEETING, INCLUDING INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE SOLICITATION (WHO MAY BE DEEMED TO INCLUDE, IN ADDITION TO AQUENT, AQUENT'S NOMINEES ROBERT A. TREVISANI AND KARL E. MEYER, AND AQUENT'S DIRECTORS AND EXECUTIVE OFFICERS JOHN H. CHUANG, STEVEN M. KAPNER, MIA WENJEN AND NUNZIO DOMILICI) AND A DESCRIPTION OF THEIR DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, BY DIRECTING A REQUEST TO: AQUENT LLC, 711 BOYLSTON STREET, BOSTON, MASSACHUSETTS 02116, ATTN: STEVEN M. KAPNER, PHONE: (617) 535-5000, EMAIL: SKAPNER@AQUENT.COM.

SAFE HARBOR STATEMENT

CERTAIN STATEMENTS CONTAINED HEREIN REGARDING MATTERS THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS (AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995). SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES; CONSEQUENTLY, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED THEREBY, INCLUDING DUE TO RISK FACTORS LISTED FROM TIME TO TIME IN COMPUTER HORIZONS' REPORTS AND FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.